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iPARTY CORP. REPORTS Q2 NET INCOME INCREASE OF 29%

WEST ROXBURY, Mass.--(BUSINESS WIRE)--August 5, 2003--iParty Corp. (AMEX: IPT -
NEWS), a multi-channel retailer of party goods with 35 iParty retail stores and iPARTY.COM, a destination site for party goods and party planning, today reported financial results for its second quarter of 2003.

For the quarter, iParty Corp. reported consolidated revenues of $13.8 million, a 5% increase compared to $13.1 million for the second quarter of 2002. This year's second quarter revenues included a 3.2% increase in comparable store sales. Consolidated gross profit margin for the quarter was 43.1% compared to a margin of 41.3% for the second quarter of 2002. The Company reported consolidated net income of $351,777, up 29% from $271,938 earned in the second quarter of 2002. Quarterly basic earnings per share were $0.02 in the second quarter of 2003 and 2002. Diluted earnings per share were $0.01 in the second quarter of 2003 and 2002.

For the six-month year-to-date period, iParty Corp. reported consolidated revenues of $24.1 million, a 2% increase compared to $23.7 million for the first six months of 2002. This year's six-month year-to-date revenues included a 1.6% decrease in comparable store sales. Consolidated gross profit margin for the six-month period was 41.5% compared to a margin of 39.5% for same period in 2002. The Company reported a consolidated net loss of $812,489, or $0.05 per basic and diluted share, compared to a consolidated net loss of $671,000, or $0.04 per basic and diluted share, for 2002.

Sal Perisano, Chief Executive Officer of iParty Corp., commented, "We are pleased with the improvement in our recent sales trends and overall results for the second quarter. Comparable stores sales for the quarter benefited from the shift of Easter, and despite continued bad weather in our markets we are encouraged by the pick up in sales during the month of June. We are also pleased with the performance of the two new stores we opened last year in Brighton, MA and Manchester, NH. Sales in both stores are tracking well ahead of our plans and second quarter sales in our Brighton store, which opened in March 2002, were up 21% compared to 2002."

"During the second quarter we continued to realize strong improvements in gross margin, largely attributable to improved pricing from our vendors. Offsetting these improvements was increased spending for marketing and sales primarily related to a new TV and radio advertising campaign intended to raise iParty's name recognition in our retail markets. We believe that this investment in advertising will have long-term benefits. During the second quarter we remained focused on controlling our general and administrative expenses and we were able to reduce those costs as a percentage of sales."

Commenting on the Company's future outlook, Mr. Perisano stated, "As we look ahead to our very important Halloween season, we feel we are well positioned for a successful season. We also remain optimistic about our store expansion program which continues with the planned opening of new stores in Leominster, MA and Waterford, CT in September 2003. We have already committed to several leases for new stores to open in 2004 in additional New England markets."

The Company also announced that in accordance with the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Topic D-98,
CLASSIFICATION AND MEASUREMENT OF REDEEMABLE SECURITIES, it is presenting its convertible preferred stock outside of permanent stockholders' equity as of June 28, 2003. The result of this change will be reclassification of approximately $18.1 million of stockholders' equity relating to the Company's Series A, B, C, D, E and F convertible preferred stock outside of permanent stockholders' equity.

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Consistent with this application of EITF Topic D-98, the Company will be reclassifying $18.6 million outside of permanent stockholders' equity on its balance sheet information as of December 28, 2002 and March 29, 2003 for its convertible preferred stock. The Company will amend its Form 10-KSB for the year ended December 28, 2002 and its Form 10-Q for the quarter ended March 29, 2003 to reflect the reclassifications. These reclassifications will not affect the net loss of any period or affect the company's cash flow or cash position for any period.

Additionally, the FASB recently issued Statement of Financial Accounting Standards ("SFAS") No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The Company intends to adopt SFAS No. 150, which goes into effect during its third quarter. Since the Company's convertible preferred stock does not meet this Statement's definition of mandatorily redeemable financial instruments, the Company intends to classify Series A, B, C, D, E and F convertible preferred stock as permanent equity for the balance sheet as of September 27, 2003 during the third quarter of 2003.

About iParty Corp.

Headquartered in West Roxbury, Massachusetts, iParty Corp. (AMEX: IPT - NEWS), is a multi-channel party supply and party planning company that includes 35 iParty retail stores and iParty.com, an online destination, that makes throwing a successful event both stress-free and fun. From over 20,000 party supplies and costumes to an online party magazine and party related content, iParty offers consumers a sophisticated yet fun and easy-to-use resource with a definitive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty offers reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING iPARTY CORP.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" THAT INVOLVE RISKS AND UNCERTAINTIES. FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE MOST RECENTLY ENDED FISCAL YEAR AND "FACTORS THAT MAY AFFECT FUTURE RESULTS" IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE MOST RECENTLY ENDED FISCAL QUARTER.

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                                  iPARTY CORP.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                              FOR THE THREE MONTHS ENDED          FOR THE SIX MONTHS ENDED
                              --------------------------          ------------------------
                              JUN 28, 2003   JUN 29, 2002     JUN 28, 2003     JUN 29, 2002
                              ------------   ------------     ------------     ------------
Revenues                      $ 13,805,555    $ 13,084,475    $ 24,093,132    $ 23,670,516
Operating costs:
 Cost of products sold           7,849,863       7,674,326      14,091,559      14,320,945
 Marketing and sales             4,252,482       3,759,517       8,025,341       7,160,525
 General and administrative      1,295,272       1,327,005       2,681,141       2,711,439
                              ------------    ------------    ------------    ------------

Operating income/(loss)            407,938         323,627        (704,909)       (522,393)

Other income (expense):
 Interest income                       713           1,949           2,099           6,654
 Interest expense                  (56,874)        (53,638)       (109,679)       (155,261)
                              ------------    ------------    ------------    ------------

Net income/(loss)             $    351,777    $    271,938    $   (812,489)   $   (671,000)
                              ============    ============    ============    ============

Income/(loss) per share:
 Basic                        $       0.02    $       0.02    $      (0.05)   $     (0.04)
                              ============    ============    ============    ============
 Diluted                      $       0.01    $       0.01    $      (0.05)   $     (0.04)
                              ============    ============    ============    ============

                                               -                -                 -
Weighted average shares
 outstanding:
 Basic                         17,374,939       15,872,019      17,187,437     15,722,147
                              ============    ============    ============    ============
 Diluted                       37,678,891       39,851,907      17,187,437     15,722,147
                              ============    ============    ============    ============



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                                  iPARTY CORP.
                           CONSOLIDATED BALANCE SHEETS



                                                                          JUN 28, 2003     DEC 28, 2002
                                                                          ------------     ------------
                                                                                             RESTATED
                                             ASSETS
Current assets:
  Cash and cash equivalents                                                  $  2,350,707    $  2,326,343
  Restricted cash                                                                 383,618         371,952
  Accounts receivable                                                             349,882         445,988
  Inventory, net                                                                9,106,940       8,916,664
  Prepaid expenses and other assets                                               658,850         294,370
                                                                             ------------    ------------
    Total current assets                                                       12,849,997      12,355,317
Property and equipment, net                                                     1,059,139       1,128,897
Other assets                                                                      287,962         331,669
                                                                             ------------    ------------
Total assets                                                                 $ 14,197,098    $ 13,815,883
                                                                             ============    ============

                            LIABILITIES, CONVERTIBLE PREFERRED STOCK
                                    AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable                                                           $  3,421,133    $  2,752,311
  Accrued expenses, including current portion of capital lease obligations      2,150,453       2,104,576
  Borrowings under line of credit                                               4,221,995       3,476,738
                                                                             ------------    ------------
    Total current liabilities                                                   9,793,581       8,333,625

Total long-term liabilities                                                       414,093         682,105

Convertible preferred stock                                                    18,051,069      18,584,309

Stockholders' deficit:
  Common stock                                                                     17,469          16,997
  Additional paid-in capital                                                   46,702,629      46,168,101
  Accumulated deficit                                                         (60,781,743)    (59,969,254)
                                                                             ------------    ------------
    Total stockholders' deficit                                               (14,061,645)    (13,784,156)
                                                                             ------------    ------------
Total liabilities, convertible preferred stock and stockholders' deficit     $ 14,197,098    $ 13,815,883
                                                                             ============    ============